UNITED STATES
                   SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C.  20549

                             FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTION 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                           Commission File Number:   001-03499

                    MICHIGAN BELL TELEPHONE COMPANY
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             (Exact name of registrant as specified in its charter)

          444 Michigan Avenue, Detroit, MI 48226, (800) 257-0902
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        (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

      (a) 6.375% Medium-Term Notes Due September 15, 2002 ("Year 2002 Notes"),
      (b) 7.85% Debentures Due January 15, 2022 ("Year 2022 Debentures"),
      and (c) 7.50% Debentures Due February 15, 2023 ("Year 2023 Debentures")
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          (Title of each class of securities covered by this Form)

                               None
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        (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)    |_|      Rule 12h-3(b)(1)(i)     |X|   Rule 15d-6   |_|
Rule 12g-4(a)(1)(ii)   |_|      Rule 12h-3(b)(1)(ii)    |_|
Rule 12g-4(a)(2)(i)    |_|      Rule 12h-3(b)(2)(i)     |_|
Rule 12g-4(a)(2)(ii)   |_|      Rule 12h-3(b)(2)(ii)    |_|

Approximate number of holders of record         Year 2002 Notes:            64
as of the certification or notice date:         Year 2022 Debentures:       45
                                                Year 2023 Debentures:       79

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.



Date:     October 12, 1999                  By: /s/ Wayne A. Wirtz
                                                  Wayne A. Wirtz
                                                  Counsel